UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2014

Medical Alarm Concepts Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-153290	26-3534190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 West Church Road, Suite B, King of Prussia, Pa	19406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 639-2929

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

The management of Medical Alarm Concepts Holdings, Inc. (the “Company”) has concluded it should restate financial statements as of and for the Fiscal Year ending June 30, 2012. The conclusion was reached by management because they determined that fair market value of convertible notes and warrants were improperly valued. We have begun to file these restatements.

Management remains committed to restoring the Company to fully reporting status with the Commission, a process that is continuing. Over the coming weeks we expect to file additional financial reports on Form 10-Q and Form 10-K with the goal of having all filings up to date as soon as is practical.

The Company’s business continues to strengthen. Current financial reports are expected to show a significantly restructured balance sheet, growing revenues and strong expense controls. Management is expecting the convertible debt balance to fall to approximately $25,000, the balance of the revolving credit line to move down from over $625,000 to $0, and the derivative liability balance to fall from millions of dollars to $0 by the end of the June 2014 reporting period. Except for normal trade payables, and patent related debt which is offset by a significant asset, the Company expects to be virtually debt-free as of the March 31, 2014 reporting period. The Company’s vendor relationships remain strong and monthly recurring revenues continue to strengthen.

Except as discussed above, we have not and will not modify or updated disclosures presented in the original quarterly report on Form 10-Q or Form 10-K. Accordingly, these restatements do not reflect events occurring after the filing of our original Form 10-Q and/or 10-K or modify or update those disclosures affected by subsequent events, except as specifically referenced herein. Accordingly, these restatements should be read in conjunction with our periodic filings made with the SEC subsequent to the date of the original filing, including any amendments to those filings, as well as any Current Reports filed on Form 8-K subsequent to the date of the original filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICAL ALARM CONCEPTS HOLDINGS, INC.

By: /s/ Ronnie Adams

Ronnie Adams